Exhibit 99.1

THE REALREAL REPORTS PRELIMINARY FIRST QUARTER RESULTS

Details measures to reduce expenses by more than $70 million in 2020 in response to COVID-19

SAN FRANCISCO, April 14, 2020 -- The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, consigned luxury goods—today announced preliminary results for the quarter ended March 31, 2020. Based on information available through April 13, Gross merchandise volume (GMV) is expected to be approximately $258 million, up 15% year over year. GAAP net loss is expected to be in the range of ($39.9)-($38.9) million, and Adjusted EBITDA loss is expected to be in the range of ($32.5)-($31.5) million. The RealReal ended the first quarter well capitalized with approximately $303 million in cash, cash equivalents and short-term investments.

GMV trends performed as expected through early March, with GMV growth in excess of 30% year over year. GMV growth in the second week of March was 12% year over year. However, limited operations in the company’s warehouses in accordance with shelter-in-place directives have significantly impacted GMV. Since March 17, when Bay Area shelter-in-place directives went into effect, and continuing into April, GMV has declined approximately 40%-45% year over year.

“This unprecedented crisis has significantly impacted our ability to operate at previously planned levels, stemming primarily from limited warehouse operations. In response, we undertook a comprehensive review of our operations, including stress test scenarios,” said Matt Gustke, CFO of The RealReal. “We took decisive action to reduce operating expenses and maximize liquidity. With these actions and approximately $303 million of cash, cash equivalents and short-term investments on the balance sheet at the end of March, we believe we are well positioned to rebound strongly and fuel growth once the economy stabilizes, and we believe we are sufficiently capitalized to reach profitability.”

The RealReal recently implemented a number of measures to realign its cost structure, preserve liquidity and position itself for the long term including:

-	Reduced marketing investments;
-	Reduced overall headcount by approximately 10% and annual company payroll related expenses by approximately 15%, excluding the impact of furloughs;
-	Furloughed approximately 15% of total headcount including employees in its e-commerce centers, retail stores, Luxury Consignment Offices, sales organization and headquarters;
-	Renegotiated certain vendor contracts and deferred other expense payments;
-	Instituted a hiring freeze;
-	Postponed the opening of its Chicago store;
-	Deferred certain capital investments;
-	Reduced discretionary investments across the business; and
-	Reduced executive salaries.

These actions are intended to result in operating expense reductions of more than $70 million and capital expenditure reductions of approximately $15 million in 2020, compared to previously planned levels. They are designed to enable the company to support its employees through the pandemic and ensure the team is well positioned for a strong restart on the other side of this health crisis.

Interest in consignment remains strong. While social distancing prevents in-person White Glove appointments, the company has turned to virtual appointments to continue delivering personalized consignment consultations and support people monetizing the assets in their homes during these uncertain times. The RealReal has conducted thousands of virtual appointments since launching the service and will likely integrate virtual appointments into its supply acquisition strategy going forward.

The RealReal’s vendor channel, where it sources supply from business sellers, was also resilient in March, as interest from business sellers and brands seeking distribution capacity and demand increased.

“We were off to a strong start in Q1, on track to meet or exceed our Q1 guidance. As the world changed with the spread of COVID-19, we were impacted by the new reality emerging from shelter-in-place and social distancing mandates,” said Julie Wainwright, CEO of The RealReal. “We’ve worked to adapt our business, ensuring the safety of our team members, consignors, and customers by following the guidelines provided by public health organizations as well as government officials. We continue to work to identify additional ways to improve on these measures.”

The RealReal has implemented numerous preventative measures to align with CDC and local government guidelines and ensure the health and safety of its community, including:

-	Temporarily closing stores and Luxury Consignment Offices;
-	Suspending all in-person White Glove consignment appointments;
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Enforcing social distancing in its e-commerce centers, including staggered shifts, reduced staff onsite resulting in operations significantly below full capacity, taped off six-foot boundaries, training, signage throughout every facility, etc.;

-	Cleaning and sanitizing during every hour of every shift and dedicating equipment to individual use;
-	Providing personal protective equipment (PPE), including daily kits for every onsite employee with gloves and a mask;
-	Providing a transportation allowance for private transportation to work;
-	Cleaning items received for consignment, including steam cleaning fine jewelry and watches, heat steaming ready-to-wear, and wiping down accessories and handbags;
-	Consulting directly with a third-party medical expert to validate approach and ensure every precaution is being taken to keep onsite teams safe.

“Given the unknown duration of the pandemic, we’ve focused on reducing operating expenses and preserving liquidity to weather the near-term challenges and ensure we are well positioned to capitalize on the significant opportunity in front of us,” continued Wainwright. “I am confident the strength of our balance sheet, customer satisfaction, healthy traffic trends, and buyer and consignor repeat rates, along with continuing progress in technology initiatives that support efficiently scaling our operations, will position us to bounce back quickly once the economy stabilizes.”

The company’s primary internal planning scenario relies on the Institute for Health Metrics and Evaluation (IHME) in forecasting the trajectory of COVID-19’s peak and its subsequent decline. The IHME forecasts some degree of normalization of COVID-19 by June. Therefore, our planning assumes some improvement in operating conditions in June when compared with the operating conditions during the period of March 17 through the date of this press release.

The foregoing results are preliminary and subject to change following the completion of the company’s quarter-end close and review process. The RealReal plans to announce final first quarter results in early May.

Preliminary First Quarter Financial Metrics

●	GMV was approximately $258 million, up 15% year over year.
●	GAAP net loss is expected to be in the range of ($39.9)-($38.9) million
●	Adjusted EBITDA loss is expected to be in the range of ($32.5)-($31.5) million
●	Trailing 12 months active buyers reached 601,766, up 32% year over year.
●	Orders reached 574,215, up 15% year over year.
●	Average Order Value was $449 compared to $450 in the first quarter of 2019; Average selling price per item increased year over year but units per transaction decreased year over year.
●	GMV from repeat buyers was 84.4% compared to 82.4% in the first quarter of 2019.
●	At the end of the first quarter, cash, cash equivalents and short-term investments totaled approximately $303 million.

About The RealReal, Inc.

The RealReal is the world’s largest online marketplace for authenticated, consigned luxury goods. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have 150+ in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by hundreds of brands, from Gucci to Cartier, supporting the circular economy. We make consigning effortless with free in-home pickup, drop-off service and direct shipping for individual consignors and estates. At our stores in LA, NYC and San Francisco, customers can shop, consign, and meet with our experts. At our 10 Luxury Consignment Offices, four of which are in our retail stores, our expert staff provides free valuations.

Investor Relations Contact:

Paul Bieber

Head of Investor Relations

paul.bieber@therealreal.com

Press Contact:

Erin Santy

Head of Communications

pr@therealreal.com

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure reductions and our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, the impact of the novel coronavirus (COVID-19) on our operations and other reasons.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Non-GAAP Financial Measures

This press release contains Adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, net other (income) expense, income tax provision, depreciation and amortization, further adjusted to exclude stock-based compensation, and certain one-time expenses. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of the estimated range of net loss to the estimated range of Adjusted EBITDA for the quarter ended March 31, 2020 and net loss to Adjusted EBITDA for the quarter ended March 31, 2019 (in thousands):

	Three Months Ended March 31,
	2020*	2019
Adjusted EBITDA Reconciliation:
Net loss	$(39,891) - (38,891)	$(23,222)
Depreciation and amortization	4,145	2,808
Stock-based compensation	3,410	1,109
Compensation expense related to stock sales by current and former employees	—	819
Legal settlement	1,110	—
Interest income	(1,286)	(405)
Interest expense	20	131
Other (income) expense, net	(8)	282
Provision for income taxes	—	—
Adjusted EBITDA	$(32,500) - (31,500)	$(18,478)

*estimated amounts